Exhibit 99.1
Milacron Holdings Corp. Reports Third Quarter 2018 Results

Margin expansion and increased cash flow generation highlight solid third quarter
2018 Third Quarter Overview

•	Sales of $308.3 million decreased 2.0% on an as-reported basis and 0.3% on a constant currency basis

•	Orders of $269.6 million decreased 16.4% on an as-reported basis and 15.2% on a constant currency basis

•	Operating earnings (GAAP) increased 11.4% to $33.2 million; Adjusted EBITDA (non-GAAP) decreased 1.2% to $56.6 million

•	Diluted EPS (GAAP) of $0.21; Diluted adjusted EPS (non-GAAP) decreased 2.3% to $0.43

•	Cash flow from operations of $33.4 million increased $24.6 million, driving free cash flow of $24.2 million, a $24.5 million increase versus $(0.3) million from the prior year

Cincinnati - October 25, 2018 - Milacron Holdings Corp. (“Milacron”) (NYSE: MCRN), a leading industrial technology company serving the plastic processing industry, today announced financial results for the third quarter ended September 30, 2018.

	Three Months Ended September 30,
In millions (except per share data)	2018	2017	Change	% Change (Constant Currency)
New orders	$269.6	$322.3	(16.4)%	(15.2)%
Sales	$308.3	$314.7	(2.0)%	(0.3)%
Operating earnings	$33.2	$29.8	11.4%
Adjusted EBITDA (1)	$56.6	$57.3	(1.2)%
% of sales	18.4%	18.2%	+20 bps
Diluted EPS	$0.21	$0.17	23.5%
Diluted adjusted EPS (1)	$0.43	$0.44	(2.3)%
Cash flow from operations	$33.4	$8.8	$24.6
Free cash flow (1)	$24.2	$(0.3)	$24.5

	Nine Months Ended September 30,
In millions (except per share data)	2018	2017	Change	% Change (Constant Currency)
New orders	$937.0	$983.6	(4.7)%	(6.5)%
Sales	$946.8	$909.3	4.1%	2.2%
Operating earnings	$91.5	$78.7	16.3%
Adjusted EBITDA (1)	$174.8	$166.9	4.7%
% of sales	18.5%	18.4%	+10 bps
Diluted EPS	$0.50	$(0.03)	NMF
Diluted adjusted EPS (1)	$1.30	$1.22	6.6%
Cash flow from operations	$55.5	$7.4	$48.1
Free cash flow (1)	$38.9	$(12.3)	$51.2
(1) See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non- GAAP measure to its most directly comparable GAAP measure.
NMF - Not Meaningful

“Milacron continued to execute on its long-term growth initiatives and delivered another solid quarter including solid sales, continued margin expansion and free cash flow generation." said Milacron Chief Executive Officer, Tom Goeke. "These results are in spite of the continued geopolitical uncertainty the U.S. tariff initiatives have introduced to our global end markets."

Milacron Chief Financial Officer, Bruce Chalmers, added, "We continue to strengthen our balance sheet by making voluntary debt payments on our term loan. Through the third quarter, we have paid down $75 million of debt and we expect to pay down an additional $25 million during the fourth quarter of 2018. "

2018 Revised Outlook
In line with current market conditions, Milacron forecasts 2% sales growth in 2018, which is inclusive of an anticipated 1% foreign currency tailwind. Adjusted EBITDA is forecasted to be between $229 million and $231 million. Free Cash Flow is forecasted to be between $80 million and $90 million.

Supplemental Guidance Information
Capital Expenditures	~$45 million
Interest Expense (P&L)	~$45 million
Cash Interest (Cash Flow)	~$45 million
Non-GAAP Tax Provision (P&L)	~$38 million
Cash Taxes (Cash Flow)	~$34 million
Diluted Shares Outstanding	~72.5 million shares
Third Quarter Results
For the third quarter of 2018, sales of $308.3 million decreased 2.0% from sales of $314.7 million in the same period a year ago. Excluding the unfavorable effects of currency movements, organic sales for the third quarter of 2018 decreased 0.3% versus the prior year period. Operating earnings for the third quarter of 2018 increased 11.4% to $33.2 million compared to operating earnings of $29.8 million in the prior year period. Adjusted EBITDA for the third quarter of 2018 decreased 1.2% to $56.6 million, or 18.4% of sales, compared to Adjusted EBITDA of $57.3 million, or 18.2% of sales, in the prior year period. Net earnings totaled $14.9 million, or $0.21 per basic and diluted share, in the third quarter of 2018 compared to net earnings of $12.3 million, or $0.18 per basic share and $0.17 per diluted share, in the prior year period. Adjusted Net Income totaled $30.7 million, or $0.43 per diluted share, in the third quarter of 2018 compared to Adjusted Net Income of $31.0 million, or $0.44 per diluted share, in the prior year period.
Year-to-Date Results
For the first nine months of 2018, sales of $946.8 million increased 4.1% from sales of $909.3 million in the same period a year ago. Excluding the favorable effects of currency movements, organic sales for the first nine months of 2018 increased 2.2% versus the prior year period. Operating earnings for the first nine months of 2018 increased 16.3% to $91.5 million compared to operating earnings of $78.7 million in the prior year period. Adjusted EBITDA for the first nine months of 2018 increased 4.7% to $174.8 million, or 18.5% of sales, compared to Adjusted EBITDA of $166.9 million, or 18.4% of sales, in the prior year period. Net earnings totaled $35.7 million, or $0.51 per basic share and $0.50 per diluted share, in the first nine months of 2018 compared to a net loss of $2.2 million, or $0.03 per basic and diluted share, in the prior year period. Adjusted Net Income totaled $93.3 million, or $1.30 per diluted share, in the first nine months of 2018 compared to Adjusted Net Income of $86.2 million, or $1.22 per diluted share, in the prior year period.
Segment Results
Melt Delivery & Control Systems (MDCS)
Sales for the third quarter of 2018 were $108.8 million compared to $108.1 million in the same period a year ago. Excluding $1.5 million of unfavorable effects of currency movements, sales increased 2.0% over the prior year period. Operating earnings for the third quarter of 2018 decreased 5.6% to $25.4 million compared to operating earnings of $26.9 million in the prior year period. Adjusted EBITDA in the third quarter of 2018 was $33.1 million, or 30.4% of sales, compared to Adjusted EBITDA of $33.1 million, or 30.6% of sales, in the prior year period.

For the first nine months of 2018, sales were $349.4 million compared to sales of $320.3 million in the same period a year ago. Excluding $12.3 million of favorable effects of currency movements, sales increased 5.2% over the prior year period. Operating earnings for the first nine months of 2018 decreased 0.1% to $82.4 million compared to operating earnings of $82.5 million in the prior year period. Adjusted EBITDA for the first nine months of 2018 increased 5.5% to $111.8 million, or 32.0% of sales, from Adjusted EBITDA of $106.0 million, or 33.1% of sales, in the prior year period.
Fluid Technologies
Sales for the third quarter of 2018 were $32.6 million compared to $30.7 million in the same period a year ago. Excluding $0.6 million of unfavorable effects of currency movements, sales increased 8.1% over the prior year period. Operating earnings for the third quarter of 2018 increased 29.8% to $6.1 million compared to operating earnings of $4.7 million in the prior year period. Adjusted EBITDA in the third quarter of 2018 increased 10.4% to $7.4 million, or 22.7% of sales, from Adjusted EBITDA of $6.7 million, or 21.8% of sales, in the prior year period.
For the first nine months of 2018, sales were $98.2 million compared to sales of $90.2 million in the same period a year ago. Excluding $3.1 million of favorable effects of currency movements, sales increased 5.4% over the prior year period. Operating earnings for the first nine months of 2018 increased 25.0% to $18.5 million compared to operating earnings of $14.8 million in the prior year period. Adjusted EBITDA for the first nine months of 2018 increased 13.3% to $22.1 million, or 22.5% of sales, from Adjusted EBITDA of $19.5 million, or 21.6% of sales, in the prior year period.
Advanced Plastic Processing Technologies (APPT)
Sales for the third quarter of 2018 were $166.9 million compared to $175.9 million in the same period a year ago. Excluding $3.3 million of unfavorable effects of currency movements, sales decreased 3.2% over the prior year period. Operating earnings for the third quarter of 2018 increased 59.3% to $12.9 million compared to operating earnings of $8.1 million in the prior year period. Adjusted EBITDA in the third quarter of 2018 decreased 2.2% to $22.6 million, or 13.5% of sales, from Adjusted EBITDA of $23.1 million, or 13.1% of sales, in the prior year period.
For the first nine months of 2018, sales were $499.2 million compared to $498.8 million in the same period a year ago. Excluding $2.3 million of favorable effects of currency movements, sales decreased 0.4% over the prior year period. Operating earnings for the first nine months of 2018 increased 66.2% to $26.1 million compared to operating earnings of $15.7 million in the prior year period. Adjusted EBITDA for the first nine months of 2018 increased 2.5% to $62.0 million, or 12.4% of sales, from Adjusted EBITDA of $60.5 million, or 12.1% of sales, in the prior year period.
Additional Financial Information

Milacron ended the third quarter of 2018 with cash and cash equivalents of $150.3 million and total debt, excluding unamortized discount and debt issuance costs, of $869.2 million, resulting in net debt of $718.9 million and a net total leverage ratio of 3.1x.

Conference Call
Milacron will host a conference call to discuss its third quarter 2018 financial results at 8 a.m. Eastern Time on October 25, 2018. The live webcast of the call can be accessed at the Milacron Investor Relations website at http://investors.milacron.com, along with the company's earnings press release and related presentation materials. The U.S. dial-in for the call is 1-877-407-8037 (1-201-689-8037 for non-U.S. callers). A replay of the conference call will be available until November 8, 2018 at 11:59 p.m. Eastern Time, while an archived version of the webcast will be available on the Milacron Investor Relations website for 90 days. The U.S. dial-in for the conference call replay is 1-877-660-6853 (1-201-612-7415). The replay access code is 13683768.
About Milacron
Milacron is a global leader in the manufacture, distribution and service of highly engineered and customized systems within the plastic technology and processing industry. Milacron is the only global company with a full-line product portfolio that includes hot runner systems, injection molding, blow molding, mold components and extrusion equipment plus a wide market range of advanced fluid technologies.

Forward-Looking Statements
This press release contains forward-looking statements. The words “believe,” “expect,” “anticipate,” "plan," “intend,” "should," “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Although forward-looking statements reflect management’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements speak only as of the date the statements are made. Except as required by law, Milacron undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to demand for our products being significantly affected by general economic conditions, any decline in the use of plastic, the competitiveness of the industries in which we operate and the financial resources of our competitors, our ability to successfully develop and implement strategic initiatives to increase cost savings and improve operating margins and the other risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on February 28, 2018, and other SEC filings, copies of which are available free of charge on our website at investors.milacron.com.

Non-GAAP Financial Measures

We prepare our financial statements in conformity with United States generally accepted accounting principles ("U.S. GAAP"). To supplement this information, we also use the following non-GAAP financial measures: Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted Earnings Per Share and Free Cash Flow. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA

Adjusted EBITDA represents net income before interest expense, taxes, depreciation and amortization, as further adjusted for the other items reflected in the reconciliation table set forth below. Adjusted EBITDA is a measure used by management to measure operating performance. Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP, is not a measure of financial condition or profitability, and should not be considered as an alternative to net earnings (loss) determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP or any other performance measure derived in accordance with U.S. GAAP and should not be construed as an inference that our future results will be unaffected by unusual non-recurring items. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not include certain cash requirements such as interest payments, tax payments, debt service requirements and certain other cash costs that may recur in the future.

We view Adjusted EBITDA as a key measure of our performance. We present Adjusted EBITDA not only due to its importance for purposes of our credit agreements but also because it assists us in comparing our performance across reporting periods on a consistent basis as it excludes items that we do not believe are indicative of our core operating performance. Our management uses Adjusted EBITDA:

•	as a measurement used in evaluating our consolidated and segment-level operating performance on a consistent basis;

•	to calculate incentive compensation for our employees;

•	for planning purposes, including the preparation of our internal annual operating budget;

•	to evaluate the performance and effectiveness of our operational strategies; and

•	to assess compliance with various metrics associated with our debt agreements.

We believe that the inclusion of Adjusted EBITDA is useful to provide additional information to investors about certain material non-cash items as well as items considered to be one-time or non-recurring to the operations of the business. While we believe these financial measures are commonly used by investors to evaluate our performance and that of our competitors, because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies and should not be considered as an alternative to performance measures derived in accordance with U.S. GAAP. Adjusted EBITDA is calculated as net earnings (loss) before income tax expense, interest expense, net, depreciation and amortization further adjusted to exclude other items as reflected in the reconciliation table below.

In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by usual or non-recurring items. Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using Adjusted EBITDA only supplementary.

Adjusted Net Income

Adjusted Net Income measures our operating performance by adjusting net earnings (loss) to exclude amortization expense, non-cash currency effect on intercompany loans, organizational redesign costs, long-term equity awards, acquisition integration costs, professional services and certain other non-recurring items. Management uses this measure to evaluate our core operating results as it excludes certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business, but includes certain items such as depreciation, interest expense and interest tax expense, which are otherwise excluded from Adjusted EBITDA. We believe the presentation of Adjusted Net Income enhances our investors’ overall understanding of the financial performance and cash flow of our business. You should not consider Adjusted Net Income as an alternative to net earnings (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance.

Adjusted Diluted Earnings Per Share

Adjusted Diluted Earnings Per Share is defined as Adjusted Net Income divided by diluted weighted-average shares outstanding. We believe Adjusted Diluted Earnings Per Share is useful to investors because it measures our operating performance, on a per share basis, by adjusting net earnings (loss), on a per share basis, to exclude amortization expense, non-cash currency effect on intercompany loans, organizational redesign costs, long-term equity awards, acquisition integration costs, professional services and certain other non-recurring items. We believe the presentation of Adjusted Diluted Earnings Per Share enhances our investors’ overall understanding of the financial performance and cash flow of our business. You should not consider Adjusted Diluted Earnings Per Share as an alternative to earnings per share, determined in accordance with U.S. GAAP, as an indicator of operating performance.

Free Cash Flow

Free Cash Flow is defined as cash provided by operating activities, plus proceeds from disposals of property and equipment, plus proceeds from sale-leaseback financing less cash used in additions to property and equipment. We believe Free Cash Flow is useful to investors because it measures the operating cash flow of the Company, excluding the capital that is spent to continue and improve business operations, such as investment in the Company's existing business. Further, Free Cash Flow provides an indication of the ongoing cash that is available for debt repayment, returning capital to shareholders and other opportunities. We also believe the presentation of this measure enhances investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry. Limitations associated with the use of Free Cash Flow include that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on the Company's indebtedness or cash payments for business acquisitions. You should not consider Free Cash Flow as an alternative to similar metrics, determined in accordance with U.S. GAAP, as an indicator of operating performance.

Contacts:

For more information, contact:

Investor Relations Contact:
Bruce Chalmers
Bruce_Chalmers@milacron.com
513-487-5014

Media Contact:
Michael Crawford
Michael_Crawford@milacron.com
905-877-0185 ext. 521

MILACRON HOLDINGS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2018 (Unaudited)	December 31, 2017
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$150.3	$187.9
Accounts receivable, net	183.0	186.3
Inventories, net:
Raw materials	90.1	90.2
Work-in-process	61.3	56.0
Finished products	139.9	121.7
Total inventories	291.3	267.9
Prepaid and other current assets	67.2	62.8
Total current assets	691.8	704.9
Property and equipment, net	245.3	260.8
Goodwill	516.8	535.1
Intangible assets, net	305.2	332.4
Other noncurrent assets	34.4	25.6
Total assets	$1,793.5	$1,858.8
Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	$6.6	$7.4
Long-term debt and capital lease obligations due within one year	—	9.4
Accounts payable	116.6	121.6
Advanced billings and deposits	57.1	62.8
Accrued salaries, wages and other compensation	29.8	29.7
Other current liabilities	81.9	75.7
Total current liabilities	292.0	306.6
Long-term debt and capital lease obligations	853.1	916.4
Deferred income tax liabilities	59.1	60.4
Accrued pension liabilities	30.3	30.9
Other noncurrent accrued liabilities	22.4	23.8
Total liabilities	1,256.9	1,338.1
Shareholders’ equity:
Preferred stock	—	—
Common stock	0.7	0.7
Capital in excess of par value	690.7	675.9
Retained deficit	(34.8)	(70.5)
Accumulated other comprehensive loss	(120.0)	(85.4)
Total shareholders’ equity	536.6	520.7
Total liabilities and shareholders’ equity	$1,793.5	$1,858.8

MILACRON HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(in millions, except share and per share data)
Net sales	$308.3	$314.7	$946.8	$909.3
Cost of sales	205.7	216.0	628.1	613.0
Manufacturing margins	102.6	98.7	318.7	296.3
Operating expenses:
Selling, general and administrative expenses	60.4	61.3	191.7	189.8
Amortization expense	6.6	7.3	20.1	21.4
(Gain) loss on currency translation	(1.7)	(4.1)	0.9	(8.2)
Other expense, net	4.1	4.4	14.5	14.6
Total operating expenses	69.4	68.9	227.2	217.6
Operating earnings	33.2	29.8	91.5	78.7
Interest expense, net	10.6	11.1	32.6	33.9
Loss on debt extinguishment	0.3	—	1.0	25.2
Other non-operating expenses	0.2	0.2	0.7	0.8
Earnings before income taxes	22.1	18.5	57.2	18.8
Income tax expense	7.2	6.2	21.5	21.0
Net earnings (loss)	$14.9	$12.3	$35.7	$(2.2)

Weighted-average shares outstanding:
Basic	69,968,794	68,672,996	69,612,986	68,479,192
Diluted	71,992,289	71,002,235	71,793,776	68,479,192

Earnings (loss) per share:
Basic	$0.21	$0.18	$0.51	$(0.03)
Diluted	$0.21	$0.17	$0.50	$(0.03)

MILACRON HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2018	2017
	( in millions)
Operating activities
Net earnings (loss)	$35.7	$(2.2)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	42.0	43.4
Unrealized loss (gain) on currency translation of intercompany advances	1.8	(9.4)
Amortization of deferred financing costs	2.3	2.3
Loss on debt extinguishment	1.0	25.2
Non-cash stock-based compensation expense	8.7	6.5
Deferred income taxes	1.7	2.3
Changes in assets and liabilities:
Accounts receivable	(1.5)	(21.8)
Inventories	(29.6)	(35.8)
Prepaid and other current assets	(2.1)	(8.3)
Accounts payable	(1.2)	1.5
Advanced billings and deposits	(4.2)	5.5
Other current liabilities	1.1	(3.9)
Other noncurrent assets	0.4	0.5
Other noncurrent accrued liabilities	(0.6)	1.6
Net cash provided by operating activities	55.5	7.4
Investing activities
Purchases of property and equipment	(25.3)	(34.3)
Proceeds from disposals of property and equipment	8.7	3.7
Net cash used in investing activities	(16.6)	(30.6)
Financing activities
Proceeds from issuance of long-term debt (original maturities longer than 90 days)	—	1,016.3
Payments on long-term debt and capital lease obligations (original maturities longer than 90 days)	(75.1)	(1,023.0)
Net decrease in short-term borrowings (original maturities of 90 days or less)	(0.5)	(0.1)
Debt extinguishment costs	—	(18.0)
Proceeds from exercise of stock options	6.1	3.8
Proceeds from lease financing transaction	—	10.9
Debt issuance costs	(0.8)	(9.6)
Net cash used in financing activities	(70.3)	(19.7)
Effect of exchange rate changes on cash	(6.2)	6.1
Decrease in cash and cash equivalents	(37.6)	(36.8)
Cash and cash equivalents at beginning of period	187.9	130.2
Cash and cash equivalents at end of period	$150.3	$93.4

MILACRON HOLDINGS CORP.

SALES BY BUSINESS SEGMENT
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(in millions)
Sales by segment:
Advanced Plastic Processing Technologies	$166.9	$175.9	$499.2	$498.8
Melt Delivery and Control Systems	108.8	108.1	349.4	320.3
Fluid Technologies	32.6	30.7	98.2	90.2
Total	$308.3	$314.7	$946.8	$909.3

MILACRON HOLDINGS CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(in millions)
Net earnings (loss)	$14.9	$12.3	$35.7	$(2.2)
Amortization expense	6.6	7.3	20.1	21.4
Currency effect on intercompany advances (a)	(1.4)	(4.4)	1.8	(9.4)
Organizational redesign costs (b)	7.5	14.1	26.1	41.2
Long-term equity awards (c)	3.2	2.0	9.1	6.5
Debt costs (d)	0.3	—	1.0	26.8
Professional services (e)	0.2	1.2	3.9	4.9
Tax adjustments (f)	(1.4)	(1.7)	(5.5)	(3.8)
Other	0.8	0.2	1.1	0.8
Adjusted Net Income	$30.7	$31.0	$93.3	$86.2
Income tax expense (f)	8.6	7.9	27.0	24.8
Interest expense, net	10.6	11.1	32.6	33.9
Depreciation expense	6.7	7.3	21.9	22.0
Adjusted EBITDA	$56.6	$57.3	$174.8	$166.9

(a)
Non-cash currency effect on intercompany advances primarily relates to advances denominated in foreign currencies. The most significant exposure relates to the Canadian dollar and the Czech koruna pursuant to intercompany advances within the MDCS and Corporate segments, respectively.

(b)
Organizational redesign costs in the three months ended September 30, 2018 primarily included $4.3 million for termination costs as a result of eliminated positions. Organizational redesign costs in the nine months ended September 30, 2018 primarily included $17.0 million for termination costs as a result of eliminated positions. Organizational redesign costs in the three months ended September 30, 2017 primarily included $4.4 million for termination costs as a result of eliminated positions and $5.8 million of costs related to relocating our facilities in Belgium, Italy and Germany to the Czech Republic. Organizational redesign costs in the nine months ended September 30, 2017 primarily included $15.5 million for termination costs as a result of eliminated positions and $14.9 million of costs related to relocating our facilities in Belgium, Italy and Germany to the Czech Republic. Organizational redesign costs in the three and nine months ended September 30, 2017 also included $1.1 million and $2.3 million, respectively, of costs related to our facility consolidation in North America.

(c)
Long-term equity awards include the charges associated with stock-based compensation awards granted to certain members of management and independent directors in the three and nine months ended September 30, 2018 and 2017.

(d)
Debt costs incurred during the nine months ended September 30, 2017 included $25.2 million of debt extinguishment costs and $1.6 million of fees related to the senior secured term loan facility due September 2023 ("2017 Term Loan Facility").

(e)
Professional fees in the three months ended September 30, 2018 and 2017 included $0.2 million and $1.2 million, respectively, of costs for strategic organizational initiatives. Professional fees in the nine months ended September 30, 2018 and 2017 included $3.9 million and $4.9 million, respectively, of costs for strategic organizational initiatives.

(f)	Tax adjustments primarily include the tax benefit associated with reconciling net earnings (loss) to Adjusted Net Income.

MILACRON HOLDINGS CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(in millions)
Operating earnings (loss):
APPT	$12.9	$8.1	$26.1	$15.7
MDCS	25.4	26.9	82.4	82.5
Fluids	6.1	4.7	18.5	14.8
Corporate	(11.2)	(9.9)	(35.5)	(34.3)
Total operating earnings	33.2	29.8	91.5	78.7
Other non-operating expenses	(0.2)	(0.2)	(0.7)	(0.8)
Adjustments to operating earnings:
APPT Adjustments:
Depreciation and amortization	3.9	4.5	12.9	14.2
Currency effect on intercompany advances (a)	(0.5)	(0.7)	0.2	(1.6)
Organizational redesign costs (b)	5.9	11.3	22.6	32.1
Professional services (e)	—	0.1	0.2	0.6
Other	0.6	—	0.7	0.3
Total APPT Adjustments	9.9	15.2	36.6	45.6
MDCS Adjustments:
Depreciation and amortization	7.9	8.6	24.8	24.8
Currency effect on intercompany advances (a)	(1.4)	(4.4)	2.3	(7.1)
Organizational redesign costs (b)	1.2	1.9	2.1	5.3
Professional services (e)	—	0.1	0.1	0.3
Other	—	—	0.1	0.2
Total MDCS Adjustments	7.7	6.2	29.4	23.5
Fluids Adjustments:
Depreciation and amortization	1.1	1.2	3.3	3.6
Organizational redesign costs (b)	—	0.7	—	1.2
Other	0.2	0.1	0.3	(0.1)
Total Fluids Adjustments	1.3	2.0	3.6	4.7
Corporate Adjustments:
Depreciation and amortization	0.4	0.3	1.0	0.8
Currency effect on intercompany advances (a)	0.5	0.7	(0.7)	(0.7)
Organizational redesign costs (b)	0.4	0.2	1.4	2.6
Long-term equity awards (c)	3.2	2.0	9.1	6.5
Debt costs (d)	—	—	—	1.6
Professional services (e)	0.2	1.0	3.6	4.0
Other	—	0.1	—	0.4
Total Corporate Adjustments	4.7	4.3	14.4	15.2
Adjusted EBITDA:
APPT	22.6	23.1	62.0	60.5
MDCS	33.1	33.1	111.8	106.0
Fluids	7.4	6.7	22.1	19.5
Corporate	(6.5)	(5.6)	(21.1)	(19.1)
Total Adjusted EBITDA	$56.6	$57.3	$174.8	$166.9

(a)
Non-cash currency effect on intercompany advances primarily relates to advances denominated in foreign currencies. The most significant exposure relates to the Canadian dollar and the Czech koruna pursuant to intercompany advances within the MDCS and Corporate segments, respectively.

(b)
Organizational redesign costs in the three months ended September 30, 2018 included $3.7 million for termination costs as a result of eliminated positions in APPT. Organizational redesign costs in the nine months ended September 30, 2018 included $15.6 million for termination costs as a result of eliminated positions in APPT. Organizational redesign costs in the three months ended September 30, 2017 included $3.4 million for termination costs as a result of eliminated positions in APPT and $5.6 million of costs related to relocating our facilities in Italy and Germany to the Czech Republic in APPT. Organizational redesign costs in the three months ended September 30, 2017 also included $0.5 million of termination costs as a result of eliminated positions in MDCS and $1.1 million of costs related to our facility consolidation in North America within MDCS. Organizational redesign costs in the nine months ended September 30, 2017 included $11.1 million for termination costs as a result of eliminated positions in APPT and $14.3 million of costs related to relocating our facilities in Italy and Germany to the Czech Republic in APPT. Organizational redesign costs in the nine months ended September 30, 2017 also included $1.7 million of termination costs as a result of eliminated positions in MDCS and $2.3 million of costs related to our facility consolidation in North America within MDCS.

(c)
Long-term equity awards in Corporate include the charges associated with stock-based compensation awards granted to certain members of management and independent directors during the three and nine months ended September 30, 2018 and 2017.

(d)	Debt costs incurred during the nine months ended September 30, 2017 included $1.6 million of fees related to the 2017 Term Loan Facility.

(e)
Professional fees incurred by Corporate in the three months ended September 30, 2018 and 2017 included $0.2 million and $1.0 million, respectively, of costs for strategic organizational initiatives. Professional fees incurred by Corporate in the nine months ended September 30, 2018 and 2017 included $3.6 million and $4.0 million, respectively, of costs for strategic organizational initiatives.

MILACRON HOLDINGS CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

Reconciliation of Adjusted Diluted Earnings Per Share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(in millions, except per share data)
GAAP diluted earnings (loss) per share (a)	$0.21	$0.17	$0.50	$(0.03)
Amortization expense	0.09	0.10	0.28	0.30
Currency effect on intercompany advances	(0.02)	(0.06)	0.03	(0.13)
Organizational redesign costs	0.11	0.19	0.36	0.58
Long-term equity awards	0.04	0.03	0.13	0.09
Debt costs	0.01	—	0.01	0.38
Professional services	—	0.02	0.05	0.07
Tax adjustments	(0.02)	(0.02)	(0.08)	(0.05)
Other	0.01	0.01	0.02	0.01
Adjusted diluted earnings per share (a)	$0.43	$0.44	$1.30	$1.22

(a)	Represents fully diluted earnings (loss) per share for the nine months ended September 30, 2017 on a pro-forma basis; calculation uses diluted shares of 70.9 million shares.

Reconciliation of Free Cash Flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(in millions)
Cash provided by operating activities	$33.4	$8.8	$55.5	$7.4
Proceeds from disposals of property and equipment	0.2	0.2	8.7	3.7
Purchases of property and equipment	(9.4)	(9.3)	(25.3)	(34.3)
Proceeds from sale-leaseback financing transaction	—	—	—	10.9
Free cash flow	$24.2	$(0.3)	$38.9	$(12.3)